Exhibit 99.1

FalconStor Software Secures Financing Commitment From Hale Capital

MELVILLE, N.Y., November 17, 2017 — FalconStor Software, Inc. (OTCMKTS:FALC) (“FalconStor” or the “Company”), today announced that the Company has secured a commitment (the “Commitment”) from HCP-FVA, LLC, an affiliate of Hale Capital Partners, LP (together, “Hale Capital”), to purchase up to $3 million worth of units from the Company in a proposed private placement of units which will be offered to certain eligible stockholders of the Company existing on the date hereof (the “Proposed Offering”). The units would be issued as part of an approximately $14.08 million offering of units, which assumes year end closing, with each unit consisting of senior secured debt, nominal warrants and shares of the Company’s Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) held by Hale Capital. Also today, the Company announced it has entered into a short-term secured term loan with Hale Capital in the principal amount $500,000 (the “Short Term Loan”), which may be satisfied through the issuance by the Company of units in the Proposed Offering. As previously disclosed in the Company’s filings, the Company was actively seeking financing in order to meet the Company’s operating cash flow needs. Hale Capital is the Company’s largest stockholder through its ownership of Series A Preferred Stock and an affiliate of FalconStor director, Martin Hale

The Short Term Loan is secured by all of the assets of the Company and guaranteed by each of the Company’s domestic subsidiaries. The Short Term Loan bears interest at a rate equal to the prime rate plus 0.75% and will be due and payable on May 17, 2018, unless satisfied through the issuance by the Company of units in the Proposed Offering, which units would consist of senior secured debt in the aggregate principal amount of the Short Term Loan and nominal warrants to purchase approximately 61,165,134 shares of the Company’s common stock.

Hale Capital has committed, subject to the terms and conditions of the Commitment, to purchase 75% of the total number of units to be issued in the Proposed Offering to ensure the Company receives at least $3 million of total offering proceeds, inclusive of the units issuable upon conversion of the Short Term Loan. The total number of units to be issued to Hale Capital in the Proposed Offering is subject to reduction to 25% of the total number of units to be issued based on the level of participation in the Proposed Offering by eligible stockholders. If the Proposed Offering is fully subscribed, $4 million of the total offering proceeds would be paid to the Company in exchange for the portion of the units consisting of secured debt and warrants and approximately $10.08 million of the total offering proceeds (less any portion attributable to the units purchased by Hale Capital) would be paid to Hale Capital for the purchase of its Series A Preferred Stock.

In exchange for making the Short Term Loan and the Commitment, Hale Capital will receive nominal warrants (the “Backstop Warrants”) to purchase 55,436,510 shares of common stock, of which a Backstop Warrant to purchase 13,859,128 shares of common stock has been issued to Hale Capital upon the funding of the Short Term Loan and the remaining Backstop Warrants will be issuable upon the funding of all or any portion of the Commitment. Fifty percent (50%) of the Backstop Warrants (or the shares of common stock issuable upon exercise thereof on a post-cashless exercise basis) are subject to cancellation in the event that more than half of the units in the Proposed Offering are purchased by eligible stockholders (other than Hale Capital). The Backstop Warrants are in addition to the nominal warrants to be issued upon purchase of any units in the Proposed Offering.

The issuance of warrants in connection with the Short Term Loan and Commitment will have a substantial dilutive effect on all existing stockholders of the Company. For example, if Hale Capital funds the full Commitment, Hale Capital will beneficially own, when combined with Hale Capital’s current ownership, the warrants issued in connection with the Short Term Loan and shares set aside for management, approximately 73.0% of the Company, on an as-converted basis. If Hale Capital funds only 25% of the total number of units to be issued in the Proposed Offering and eligible stockholders fund the remaining portion of the units to be issued in the Proposed Offering, Hale Capital will beneficially own, when combined with Hale Capital’s current ownership, the warrants issued in connection with the Short Term Loan and shares set aside for management, approximately 21.5% of the Company, on an as-converted basis.

The Commitment and the Short Term Loan were approved by the Board of Directors, based on a recommendation of a special committee of independent directors, with Mr. Hale recusing himself.

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission setting forth the material terms of the Short Term Loan and Commitment.

“The management group and I are optimistic about the future of FalconStor and believe Hale Capital’s continued financial support and belief in FalconStor will aid in the turnaround of the Company,” said Todd Brooks, CEO of the Company.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of units in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About FalconStor Software

FalconStor Software, Inc. (OTCMKTS: FALC) is a leading storage and data management software company offering a converged, hardware-agnostic data services software platform. Our open, integrated flagship solution FreeStor® reduces vendor lock-in and gives enterprises the freedom to choose the applications and hardware components that make the best sense for their business. We empower organizations to modernize their data center with the right performance, in the right location, all while protecting existing investments. FalconStor’s mission is to maximize data availability and system uptime to ensure nonstop business productivity while simplifying data management to reduce operational costs. Our award-winning solutions are available and supported worldwide by OEMs as well as leading service providers, system integrators, resellers and FalconStor. The Company is headquartered in Melville, N.Y. with offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

FalconStor Press Release Safe Harbor Statement

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor's products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor's OEM partners to introduce or market products incorporating FalconStor's products; the ability to achieve profitability; intellectual property issues; and other risk factors discussed in FalconStor's reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.